Exhibit 4.7

VCA INC.

2015 EQUITY INCENTIVE PLAN

VCA Inc. 2015 Equity Incentive Plan

1.	Purpose		1
2.	Definitions		1
3.	Administration		9
	(a)	Administration by Board	9
	(b)	Authority of Administrator	9
	(c)	Specific Authority	9
	(d)	Decisions Final	10
	(e)	Committee	10
	(f)	Indemnification	11
4.		Shares Subject to the Plan	11
	(a)	Share Reserve	11
	(b)	Reversion of Shares to the Share Reserve	12
	(c)	Source of Shares	12
5.	Eligibility		12
	(a)	Eligibility for Specific Awards	12
	(b)	Ten Percent Stockholders	12
	(c)	Code Section 162(m) Limitation	12
	(d)	Directors	12
6.	Option Provisions		13
	(a)	Term	13
	(b)	Restrictions on Transfer	13
	(c)	Exercise Price	13
	(d)	Consideration	13
	(e)	Vesting Generally	15
	(f)	Termination of Continuous Service	15
	(g)	Extension of Termination Date	15
	(h)	Disability of Participant	15
	(i)	Death of Participant	16
	(j)	Incentive Stock Option $100,000 Limitation	16
	(k)	Early Exercise	16
	(l)	Transfer, Approved Leave of Absence	16
	(m)	Disqualifying Dispositions	16
7.	Provisions of Awards Other Than Options		17
	(a)	Restricted Awards	17
	(b)	Performance Awards	18
	(c)	Stock Appreciation Rights	21

VCA Inc. 2015 Equity Incentive Plan

8.	Covenants of the Company		23
	(a)	Availability of Shares	23
	(b)	Securities Law Compliance	23
9.	Use of Proceeds from Stock		24
10.	Adjustments for Changes in Stock		24
	(a)	Capitalization Adjustments	24
	(b)	Dissolution or Liquidation	24
	(c)	Change in Control – Asset Sale, Merger, Consolidation or Reverse Merger	24
11.	Amendment of the Plan and Awards		25
	(a)	Amendment of Plan	25
	(b)	Stockholder Approval	25
	(c)	Contemplated Amendments	25
	(d)	Amendment of Awards	25
	(e)	No Impairment of Rights	26
12.	General Provisions		26
	(a)	Acceleration of Exercisability and Vesting	26
	(b)	Stockholder Rights	26
	(c)	No Employment or Other Service Rights	26
	(d)	Transferability of Awards	27
	(e)	Investment Assurances	28
	(f)	Withholding Obligations	28
	(g)	Other Compensation Arrangements	28
	(h)	Recapitalizations	29
	(i)	Delivery	29
	(j)	Government and Other Regulations	29
	(k)	Reliance on Reports	30
	(l)	Other Provisions	30
	(m)	Cancellation and Rescission of Awards for Detrimental Activity	30
13.	Market Standoff		31
14.	Effective Date of Plan		31
15.	Termination or Suspension of the Plan		31
16.	Choice of Law		31
17.	Limitation on Liability		31
18.	Execution		31

VCA Inc. 2015 Equity Incentive Plan

VCA INC.

2015 EQUITY INCENTIVE PLAN

1.              Purpose.  The general purpose of the VCA Inc. 2015 Equity Incentive Plan is to enable the Company and any Related Company to obtain and retain the services of the types of Employees, Consultants, and Directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

2.             Definitions

“Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3(e).

“Adjusted EBITDA” means for any period, an amount determined for the Company and its consolidated subsidiaries on a consolidated basis or based on a specified unit or units equal to earnings before all or any of interest expense, taxes, depreciation and amortization (“EBIT,” “EBITA,” or “EBITDA”) or subject to such other additional adjustments or exclusions that may be specified by the Administrator at the time the business criteria and performance goals are determined for each Performance Award.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Award, a Performance Award and a Stock Appreciation Right.

“Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant.  Each Award Agreement will be subject to the terms and conditions of the Plan and need not be identical.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person will be deemed to have beneficial ownership of all securities that that Person has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals or both.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning set forth in the definition of “Change in Control”.

“Cashless Exercise” has the meaning set forth in Section 6(d)(ii).

“Cause” means, (a) with respect to any Participant who is a party to an employment or service agreement or employment policy manual with the Company or its Related Companies and which agreement or policy manual provides for a definition of Cause, as defined therein; and (b) with respect to any other Participant, (i) the commission of, or plea of guilty or no contest to,

VCA Inc. 2015 Equity Incentive Plan

a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or a Related Company; (ii) commission (whether by act or omission) of an act involving deceit, fraud, dishonesty, perjury or embezzlement regarding the Company or its Related Companies; (iii) breach of any of the Company’s or a Related Company’s written policies or procedures applicable to the Participant, which is not cured, if curable (as determined by the Administrator), within ten calendar days of notice from the Company; (iv) repeatedly being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions and under the supervision of a physician) which inhibits the performance of the Participant’s duties, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of the Participant’s duties to the Company or any Related Company; (v) failure to follow lawful directives of the Participant’s supervisor or the Board that are commensurate with the Participant’s position; (vi) continued refusal to substantially perform the duties of the Participant’s position, which is not cured, if curable (as determined by the Administrator), within ten days of notice from the Company; (vii) action or conduct that results in or could reasonably be expected to result in reputational or economic harm to the Company or any Related Company; (viii) gross negligence or willful misconduct with respect to the Company or a Related Company; or (ix) material violation of state or federal securities laws.  The Administrator, in its absolute discretion, will determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means the occurrence of one of the following events:

(a) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company to any Person;

(b) Incumbent Directors cease for any reason to constitute a majority of the Board then serving.  “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which that individual is named as a nominee for Director without objection to the nomination);

(c) The adoption of a plan relating to the liquidation or dissolution of the Company;

(d) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); or

VCA Inc. 2015 Equity Incentive Plan

(e) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) 50% or more of the total voting power of (i) the Surviving Entity, or (ii) if applicable, the ultimate parent that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or its parent), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the parent of the Surviving Entity (or, if there is no parent, the Surviving Entity) and (3) at least a majority of the members of the board of directors of the parent of the Surviving Entity (or if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”).

The foregoing notwithstanding, a transaction shall not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction; (ii) it constitutes a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system; (iii) it constitutes a change in Beneficial Ownership that results from a change in ownership of an existing stockholder; or (iv) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans of the Company or any affiliate, or (B) any company which, immediately prior to such Business Combination, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3(e).

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” means VCA Inc., a Delaware corporation.

VCA Inc. 2015 Equity Incentive Plan

“Company Voting Securities” has the meaning set forth in the definition of “Change in Control”.

“Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or a Related Company under a written agreement, which services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Continuous Service” means that the Participant’s service with the Company or a Related Company, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Related Company as an Employee, Director or Consultant or a change in the entity for which the Participant renders service, so long as there is no interruption or termination of the Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of a Related Company or a Director will not constitute an interruption of Continuous Service.  The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

“Covered Employee” means an Employee who is or could become a “covered employee” within the meaning of Code Section 162(m)(3) and the regulations and interpretive guidance issued thereunder.

“Date of Grant” means, if the key terms and conditions of the Award are communicated to the Participant within a reasonable period following the Administrator’s action, the date on which the Administrator adopts a resolution or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Shares or, if a subsequent date is set forth in the resolution or determined by the Administrator as the Date of Grant, then the date set forth in the resolution.  In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant will not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

“Detrimental Activity” means: (a) violation of the terms of any agreement with the Company concerning non-disclosure, confidentiality, intellectual property, privacy or exclusivity; (b) disclosure of the Company’s confidential information to anyone outside the Company, without prior written authorization from the Company or in conflict with the interests of the Company, whether the confidential information was acquired or disclosed by the Participant during or after employment by the Company; (c) failure or refusal to disclose promptly or assign to the Company all right, title, and interest in any invention, work product or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the interests of the Company or, the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (d) activity that is discovered to be grounds for or results in termination of the

VCA Inc. 2015 Equity Incentive Plan

Participant's employment for Cause; (e) any breach of a restrictive covenant contained in any employment or service agreement, Award Agreement or other agreement between the Participant and the Company, during any period for which a restrictive covenant prohibiting Detrimental Activity or other similar conduct or act, is applicable to the Participant during or after employment by the Company; (f) any attempt directly or indirectly to induce any Employee of the Company to be employed or perform services or acts in conflict with the interests of the Company; (g) any attempt, in conflict with the interests of the Company, directly or indirectly, to solicit the trade or business of any current or prospective customer, client, supplier or partner of the Company; (h) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company; or (i) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company.

“Director” means a member of the Board.

“Disability” means the Participant’s inability to substantially perform his or her duties to the Company or any Related Company by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death; except that for purposes of determining the term of an Incentive Stock Option under Section 6(h), the term Disability has the meaning ascribed to it under Code Section 22(e)(3).  The Administrator will determine whether an individual has a Disability under procedures established by the Administrator.  Except in situations where the Administrator is determining Disability within the meaning of Code Section 22(e)(3) for purposes of the term of an Incentive Stock Option under Section 6(h), the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Related Company in which a Participant participates.

“Effective Date” means March 1, 2015.

“Employee” means any person employed by the Company or a Related Company.  Mere service as a Director or payment of a director’s fee by the Company or a Related Company is not sufficient to constitute “employment” by the Company or a Related Company.

“Established Securities Market” means a national securities exchange that is registered under Section 6 of the Exchange Act; a foreign national securities exchange that is officially recognized, sanctioned or supervised by governmental authority; and any over-the-counter market that is reflected by the existence of an interdealer quotation system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” has the meaning set forth in Section 6(c) of the Plan.

“Fair Market Value” means, as of the date of any valuation event, the value per Share determined using a method that is a presumptively reasonable valuation method under Treasury Regulation section 1.409A-1(b)(5)(iv), as follows.

              (i) On any date on which the Common Stock is readily tradable on an Established Securities Market, if the Common Stock is admitted to trading on an exchange or

VCA Inc. 2015 Equity Incentive Plan

market for which closing prices are reported on any date, Fair Market Value may be determined based on (A) the last sale before or the first sale after the Date of Grant of an Award or any other valuation event; (B) the closing price on the last trading day before the Date of Grant of an Award or any other valuation event; (C) the closing price on the Date of Grant or any other valuation event; or (D) an average selling price during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the Plan and substantially similar programs.

(ii) If the Common Stock is readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based on (A) the average of the highest bid and lowest asked prices of the Common Stock reported on the last trading day before the Date of Grant of an Award or any other valuation event or on the Date of Grant of an Award or any other valuation event; or (B) may be based on an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(iii) At any time the Common Stock is not readily tradable on an Established Securities Market, the Administrator will determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Administrator, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations issued thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s Date of Grant), and that determination will be conclusive and binding on all Persons.

“Free Standing SAR” has the meaning set forth in Section 7(c)(i).

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations issued thereunder.

“Incumbent Director” has the meaning set forth in the definition of “Change in Control.”

“Initial Public Offering” means an initial public offering (within the meaning of Section 12(f)(1)(G) of the Exchange Act) of any class of the Company’s securities.

“Insider” means an individual subject to Section 16 of the Exchange Act and includes an Officer, a Director or any other person who is directly or indirectly the Beneficial Owner of more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered under Section 12 of the Exchange Act.

“Market Standoff” has the meaning set forth in Section 13.

VCA Inc. 2015 Equity Incentive Plan

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Non-Qualifying Transaction” has the meaning set forth in the definition of “Change in Control.”

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Officer” means (a) before the first date on which any security of the Company is registered under Section 12 of the Exchange Act, any person designated by the Company as an officer; and (b) on and after the first date on which any security of the Company is registered under Section 12 of the Exchange Act, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations issued thereunder.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted under the Plan.

“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.  Each Option Agreement will be subject to the terms and conditions of the Plan and need not be identical.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation section 1.162-27(e)(3).

“Participant” means a person to whom an Award is granted under the Plan or, if applicable, such other person who holds an outstanding Award.

“Permitted Transferee” has the meaning set forth in Section 12(d)(ii).

“Performance Award” means an Award granted under Section 7(b).

“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof or any other entity, and includes a syndicate or group as those terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Plan” means this VCA Inc. 2015 Equity Incentive Plan, as amended from time to time.

“Prior Plan” means the VCA Antech, Inc. 2006 Equity Incentive Plan.

“Prohibited Personal Loan” means any direct or indirect extension of credit or arrangement of an extension of credit (or equivalent thereof) to a Director or executive officer by the Company or a Related Company that is prohibited by Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act).

VCA Inc. 2015 Equity Incentive Plan

“Related Company” means any parent or direct or indirect subsidiary of the Company, whether now or hereafter existing, or any corporation or business that would be aggregated with the Company for a relevant purpose under Code Section 414, including members of an affiliated service group under Code Section 414(m), a controlled group of corporations under Code Section 414(b), or a group of trades of businesses under common control under Code Section 414(c) of which the Company is a member, and any other entity required to be aggregated with the Company pursuant to Code Section 414(o).

“Restricted Award” means any Award granted under Section 7(a), including Restricted Stock and Restricted Stock Units, or an Award granted under Section 7(b) that constitutes a Restricted Award within the meaning set forth in Section 7(a).

“Restricted Period” has the meaning set forth in Section 7(a).

“Restricted Stock” has the meaning set forth in Section 7(a).

“Restricted Stock Unit” means a hypothetical Common Stock unit having a value equal to the Fair Market Value of an identical number of Shares as determined in Section 7(a).

“Rule 16b-3” means Rule 16b-3 issued under the Exchange Act or any successor to Rule 16b-3.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities Exchange Commission.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means the right under an Award granted under Section 7(c) to receive an amount equal to the excess, if any, of (a) the Fair Market Value, as of the date the Award is surrendered in whole or in part, of the Shares covered by the surrendered part of the right, over (b) the aggregate Strike Price of the surrendered right or part thereof.

“Stock for Stock Exchange” has the meaning set forth in Section 6(d).

“Strike Price” means the threshold value per Share, the excess over which will be payable on exercise of a Stock Appreciation Right, as determined by the Administrator under Section 7(c)(vii) and set forth in the Award Agreement for a Stock Appreciation Right.

“Surviving Entity” means the Company if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately before the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction.  In all other cases, the other entity to the transaction and not the Company will be the Surviving Entity.  In making the determination of ownership by the stockholders of an entity immediately after the merger, consolidation or similar transaction, equity securities that the stockholders owned immediately before the merger, consolidation or similar transaction as stockholders of another party to the transaction will be disregarded.  Further, outstanding voting

VCA Inc. 2015 Equity Incentive Plan

securities of an entity will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time whether or not contingent on the satisfaction of performance goals) into shares entitled to vote.

“Tandem SAR” has the meaning set forth in Section 7(c)(i).

“Ten Percent Stockholder” means a Person who owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Related Companies.

3.            Administration

(a) Administration by Board.  The Board will administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(e).

(b) Authority of Administrator.  The Administrator will have the power and authority to select Participants and grant Awards under the terms of the Plan.

(c) Specific Authority.  In particular, the Administrator will have the authority to:

(i) construe and interpret the Plan and apply its provisions;

(ii) promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(iii) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv) delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or Insiders, which delegation will be by a resolution that specifies the total number of Shares that may be subject to Awards by the Officer and the Officer may not make an Award to himself or herself;

(v) determine when Awards are to be granted under the Plan;

(vi) select, subject to the limitations set forth in the Plan, those Participants to whom Awards will be granted;

(vii) determine the number of Shares to be made subject to each Award;

(viii) determine whether each Option is to be an Incentive Stock Option or a Nonstatutory Stock Option;

(ix) prescribe the terms and conditions of each Award, including, without limitation, the Strike Price or Exercise Price and medium of payment and vesting provisions (provided, however, that no Award will be granted with a vesting provision that permits any portion of the Award to vest prior to 12 months from the Date of Grant), and to specify the provisions of the Award Agreement relating to the grant or sale;

VCA Inc. 2015 Equity Incentive Plan

(x) subject to the restrictions applicable under Section 11(d), amend any outstanding Awards (provided, that the time and manner of vesting may only be modified in connection with the death or Disability of a Participant or in connection with a Change in Control), including for the purpose of modifying the purchase price, Exercise Price or Strike Price or the term of any outstanding Award; except that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award, the amendment will also be subject to the Participant’s consent (for the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the Exercise Price, will not constitute an impairment of the Participant’s rights that requires consent);

(xi) determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods will be no shorter than the periods generally applicable to Employees under the Company’s employment policies or as required under applicable law;

(xii) make decisions with respect to outstanding Awards that may become necessary on a Change in Control or an event that triggers capital adjustments; and

(xiii) exercise discretion to make any and all other determinations that it may determine to be necessary or advisable for administration of the Plan.

(d) Decisions Final.  All decisions made by the Administrator under the provisions of the Plan will be final and binding on the Company and the Participants, unless a decision is determined by a court having jurisdiction to be arbitrary and capricious.

(e) Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” will apply to any person or persons to whom that authority has been delegated.  If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board or the Administrator will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, consistent with the provisions of the Plan, as the Board may adopt.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.  The members of the Committee will be appointed by and serve at the pleasure of the Board.  The Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without Cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee.  The Committee will act by a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and will keep minutes of all of its meetings.  Subject to the limitations prescribed by the Plan and the Board, the Committee will

VCA Inc. 2015 Equity Incentive Plan

establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(ii) Committee Composition when Registration is Required.  Whenever any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors.  The Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 or Code Section 162(m).  However, if the Board intends to satisfy those exemption requirements, with respect to Awards to any Covered Employee or to any Officer or Director, the Committee will at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.  Within the scope of that authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from the Award or (B) not persons with respect to whom the Company wishes to comply with Code Section 162(m); or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then Insiders.  Nothing in this Plan is intended to create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

(f) Indemnification.  In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Company will indemnify the Administrator against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal thereof, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (subject, however, to the Company’s approval of the settlement, which approval the Company will not unreasonably withhold) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding that the Administrator did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was lawful.  Notwithstanding the foregoing, it is a condition precedent to the Company’s obligations in this Section 3(f) that within 60 days after institution of any such action, suit or proceeding, the Administrator or Committee member offer the Company in writing the opportunity at its own expense to handle and defend the action, suit or proceeding.

4.            Shares Subject to the Plan

(a) Share Reserve.  Subject to adjustment under Section 10(a), the maximum aggregate number of Shares that may be issued on exercise of all Awards under the Plan is 3,500,000 Shares, all of which may be used for Incentive Stock Options or any other Awards.

VCA Inc. 2015 Equity Incentive Plan

No awards may be granted under the Prior Plan on or after the date of the stockholders’ approval of the Plan.

(b) Reversion of Shares to the Share Reserve.  If any Award, other than a Restricted Award, for any reason is cancelled, expires or otherwise terminates, in whole or in part, the Shares not acquired under such Award will revert to and again become available for issuance under the Plan.  If the Company reacquires Shares issued under the Plan pursuant to an Award other than a Restricted Award under the terms of any forfeiture provision, those Shares will again be available for purposes of the Plan.  Each Share subject to any Award granted hereunder will be counted against the Share reserve set forth in Section 4(a) on the basis of one Share for every Share subject thereto.  Notwithstanding anything in the Plan to the contrary, Shares used to pay the required Exercise Price or tax obligations or Shares not issued in connection with settlement of an Option or SAR or that are used or withheld to satisfy tax obligations of the Participant, will not be available again for other Awards under the Plan.  Awards or portions thereof that are settled in cash and not in Shares will be counted against the foregoing maximum Share limitations.  On and after the date of the stockholders’ approval of the Plan, any Shares that are forfeited or cancelled, expire unexercised or settled in cash under the Prior Plan will not be available for issuance under the Plan or the Prior Plan.  Notwithstanding anything in this Section 4 to the contrary and subject to adjustment under Section 10(a), the maximum number of Shares that may be issued on the exercise of Incentive Stock Options will equal the aggregate number of Shares stated in Section 4(a) plus, to the extent permitted under Section 422 of the Code and the Treasury regulations thereunder, any Shares that become available for issuance under the Plan under Section 4(b).

(c) Source of Shares.  The Shares that may be issued under Awards will consist of shares of the Company’s authorized but unissued Common Stock and any shares of Common Stock held by the Company as treasury shares.

5.            Eligibility

(a) Eligibility for Specific Awards.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Incentive Stock Options may be granted only to Employees.

(b) Ten Percent Stockholders.  An Incentive Stock Option granted to a Ten Percent Stockholder must have an Exercise Price no less than 110% of the Fair Market Value per Share at the Date of Grant and must not be exercisable after the expiration of five years from the Date of Grant.

(c) Code Section 162(m) Limitation.

(i) Subject to the adjustment provisions of Section 10(a), no Employee may be granted Options, SARs or Performance Awards covering, individually or in combination, more than 500,000 Shares in the aggregate during any calendar year.

(d) Directors.  Each Director of the Company will be eligible to receive discretionary grants of Awards under the Plan.  Subject to the adjustment provisions of Section 10(a), no Director may be granted Awards covering, singly or in combination, more than 50,000 Shares in

VCA Inc. 2015 Equity Incentive Plan

the aggregate during any calendar year.  If the Board or the compensation committee of the Board separately has adopted or in the future adopts a compensation policy covering some or all Directors that provides for a predetermined formula grant that specifies the type of Award, the timing of the Date of Grant and the number of Shares to be awarded under the terms of the Plan, that formula grant will be incorporated by reference and will be administered as if those terms were provided under the terms of the Plan without any requirement that the Administrator separately take action to determine the terms of those Awards.

6.            Option Provisions.  Each Option will be in such form and will contain such terms and conditions as the Administrator deems appropriate.  All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option.  Notwithstanding the foregoing, the Company will have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option at any time.  The provisions of separate Options need not be identical, but each Option will include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option will be exercisable after the expiration of 10 years from the Date of Grant.

(b) Restrictions on Transfer.  Except as otherwise provided in Section 12(d)(ii) with respect to Permitted Transferees, Options and all rights with respect thereto may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c) Exercise Price.  The exercise price per Share for each Option (the “Exercise Price”) will not be less than 100% of the Fair Market Value per Share on the Date of Grant; except that in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Exercise Price will be no less than 110% of the Fair Market Value per Share on the Date of Grant.  Notwithstanding the foregoing, an Option granted under an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per Share on the Date of Grant.  No dividends or dividend equivalents will be paid on any outstanding Options.

(d) Consideration.  The Exercise Price of Shares acquired under an Option will be paid in cash or by certified or bank check at the time the Option is exercised, or, to the extent permitted by applicable laws and regulations, in the Administrator’s sole discretion and on such terms as the Administrator approves:

(i) by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of Shares being acquired or by means of attestation whereby the Participant identifies for delivery specific Shares held by the Participant that have a Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and

VCA Inc. 2015 Equity Incentive Plan

receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares (a “Stock for Stock Exchange”);

(ii) if the Common Stock is readily tradable on an Established Securities Market, by a copy of instructions to a broker directing the broker to sell the Shares for which the Option is exercised and to remit to the Company the aggregate Exercise Price of the Option (a “Cashless Exercise”);

(iii) by notice of exercise including a statement directing the Company to retain from transfer the number of Shares (“Share Withholding”) that otherwise would have been delivered by the Company on exercise of the Option having a Fair Market Value equal to all or part of the exercise price of the Option exercise, in which case the Option will be surrendered and cancelled with respect to the number of Shares retained by the Company; or

(iv) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note, subject to any requirements of applicable law that the par value (if any) of Shares, if newly issued, be paid in cash or cash equivalents.

The interest rate payable under the terms of a promissory note will not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code.  Subject to the foregoing, the Administrator (in its sole discretion) will specify the term, interest rate, amortization requirements (if any) and other provisions of the note.  Unless the Administrator determines otherwise, the holder will be required to pledge to the Company Shares having an aggregate Fair Market Value equal to or greater than the principal amount of the loan as security for payment of the unpaid balance of the loan, which pledge must be evidenced by a pledge agreement, the terms of which the Administrator will determine, in its discretion; except that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.  Unless the Administrator determines otherwise, the purchase price of Shares acquired under an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, will be paid only by Shares that satisfy any requirements necessary to avoid liability award accounting treatment.  Notwithstanding the foregoing, at any time that the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act or has a registration statement pending under the Securities Act, an exercise with a promissory note or other transaction that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Option under the Plan.  Unless otherwise provided in the terms of an Option Agreement, payment of the Exercise Price by a Participant who is an Insider in the form of a Stock for Stock Exchange is subject to pre-approval by the Administrator, in its sole discretion.  The Administrator will document any such pre-approval in the case of a Participant who is an Officer or Director in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of Shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

VCA Inc. 2015 Equity Incentive Plan

(e) Vesting Generally.  The Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal; provided, however, that no Option will be granted with a vesting provision that permits any portion of the Option to vest prior to 12 months from the Date of Grant.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator determines to be appropriate.  The vesting provisions of individual Options may vary.  The Administrator may, but will not be required to, provide that no Option may be exercised for a fraction of a Share.  The Administrator may, but will not be required to, provide for an acceleration of vesting and exercisability in the terms of any Option Agreement upon the occurrence of the death or Disability of a Participant or in the event of a Change in Control.

(f) Termination of Continuous Service.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service terminates (other than on the Participant’s death or Disability or termination by the Company for Cause), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise the Option as of the date of termination) but only within the period ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option will terminate.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Administrator, or as otherwise provided in Sections 6(g), 6(h) and 6(i), outstanding Options that are not exercisable at the time a Participant’s Continuous Service terminates for any reason other than for Cause (including a Participant’s death or Disability) will be forfeited and expire at the close of business on the date of termination.  If the Participant’s Continuous Service terminates for Cause, all outstanding Options (whether or not vested) will be forfeited and expire as of the beginning of business on the date of termination for Cause.

(g) Extension of Termination Date.  An Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Service for any reason (other than on the Participant’s death or Disability or termination by the Company for Cause) would violate any applicable federal, state or local law, the Option will terminate on the earlier of (i) the expiration of the term of the Option in accordance with Section 6(a) or (ii) the date that is 30 days after the exercise of the Option would no longer violate any applicable federal, state or local law.

(h) Disability of Participant.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Board or a committee designated by the Board, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise the Option as of the date of termination), but only within the period ending on the earlier of (i) the date that is 12 months following termination or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Participant does not exercise his or her Option within the time specified in this Section 6(h), the Option will terminate.

VCA Inc. 2015 Equity Incentive Plan

(i) Death of Participant.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Board or a committee designated by the Board, if a Participant’s Continuous Service terminates as a result of the Participant’s death, then the Option may be exercised (to the extent the Participant was entitled to exercise the Option as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option on the Participant’s death, but only within the period ending on the earlier of (i) the date 12 months following the date of death or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after death, the Option is not exercised within the time specified this Section 6(i), the Option will terminate.

(j) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value of Shares on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Related Companies) exceeds $100,000, the Options or portions thereof which exceed that limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

(k) Early Exercise.  The Option may, but need not, include a provision whereby the Participant may elect at any time before the Participant’s Continuous Service terminates to exercise the Option as to any part or all of the Shares subject to the Option before the full vesting of the Option.  In that case, the Shares acquired on exercise will be subject to the vesting schedule that otherwise would apply to determine the exercisability of the Option.  Any unvested Shares so purchased may be subject to any other restriction the Administrator determines to be appropriate.

(l) Transfer, Approved Leave of Absence.  For purposes of Incentive Stock Options, no termination of employment by an Employee will be deemed to result from either (i) a transfer to the employment of the Company from a Related Company, from the Company to a Related Company or from one Related Company to another; or (ii) an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the period of leave does not exceed three months or, if longer, the Employee’s right to re-employment is guaranteed either by a statute or by contract.

(m) Disqualifying Dispositions.  Each Participant awarded an Incentive Stock Option will be required to immediately notify the Company in writing as to the occurrence of a disqualifying disposition of any Shares acquired by exercise of the Incentive Stock Option, and the price realized on the disqualifying disposition of those Shares.  A “disqualifying disposition” is any disposition (including, without limitation, any sale or transfer) before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the issuance of the Shares acquired by exercise of the Incentive Stock Option.  The Company may, if determined by the Administrator and in accordance with procedures established by the Administrator, retain possession of any Shares acquired by exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

VCA Inc. 2015 Equity Incentive Plan

7.            Provisions of Awards Other Than Options

(a) Restricted Awards.  A Restricted Award is an Award of actual Shares (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of Shares, which will provide that, except as otherwise provided in Section 12(d)(ii) with respect to Permitted Transferees, the Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or otherwise encumbered for the period (the “Restricted Period”) determined by the Administrator, which will be at least 12 months from the Date of Grant.  Each Restricted Award will be in such form and will contain such terms, conditions, and Restricted Periods as the Administrator determines to be appropriate, including the treatment of dividends or dividend equivalents, as the case may be.  The Administrator in its discretion may provide for the acceleration of the end of the Restricted Period in the terms of any Restricted Award upon the death or Disability of a Participant or in the event of a Change in Control.  The terms and conditions of the Restricted Award may change from time to time, and the terms and conditions of separate Restricted Awards need not be identical, but each Restricted Award must include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  The purchase price of Restricted Awards, if any, will be determined by the Administrator, and may be stated as cash, property or prior or future services rendered to the Company or for its benefit or to a Related Company or for its benefit.  Shares acquired in connection with any Restricted Award may be issued for such consideration, having a value not less than the par value thereof, as may be determined by the Administrator.

(ii) Consideration.  The Participant must pay the consideration for Shares acquired under the Restricted Award either:  (1) in cash at the time of purchase; or (2) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property, a Stock for Stock Exchange or prior or future services that the Administrator determines have a value at least equal to the purchase price of the Restricted Award.  Notwithstanding the foregoing, at any time that the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act or has a registration statement pending under the Securities Act, payment with a promissory note or other transaction by a Participant that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Restricted Award under the Plan.

(iii) Vesting.  The Restricted Award, and any Shares acquired under the Restricted Award, will be subject to a Restricted Period that specifies a forfeiture in accordance with a vesting schedule to be determined by the Administrator; provided, however, that no Award will be granted with a vesting provision that permits any portion of the Award to vest prior to 12 months from the Date of Grant.  The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Restricted Award upon the death or Disability of a Participant or in the event of a Change in Control.  The Administrator may not grant a Restricted Award that is, in whole or in part, vested on the Date of Grant and not subject to a Restricted Period.

VCA Inc. 2015 Equity Incentive Plan

(iv) Termination of Participant’s Continuous Service.  Unless otherwise provided in a Restricted Award or in an employment or service agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service terminates for any reason, the Participant will forfeit, the unvested portion of a Restricted Award acquired in consideration of services, and any or all of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Award will be forfeited and the Participant will have no rights with respect to the Award.

(v) Lapse of Restrictions.  On the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Award will lapse and a stock certificate for the number of Shares with respect to which the restrictions have lapsed will be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless the Restricted Award is subject to a deferral condition that complies with Section 409A of the Code and the regulations thereunder as may be allowed or required by the Administrator in its sole discretion.  The Company will not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of the fractional Share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be.  With respect only to Restricted Stock Units, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, the stock certificate will be issued and delivered and the Participant will be entitled to the beneficial ownership rights of the Common Stock not later than (1) the date that is 2½ months after the end of the Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Restricted Period ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture, or (2) such earlier date as may be necessary to avoid application of Section 409A of the Code to the Award.

(b) Performance Awards.

(i) Nature of Performance Awards.  A Performance Award is an Award entitling the recipient to vest in or acquire Shares, including (A) Incentive Stock Options, (B) Nonstatutory Stock Options, (C) Restricted Stock, (D) Restricted Stock Units or (E) Stock Appreciation Rights, that will be settled in the form of Shares on the attainment of specified performance goals.  The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan.  Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company.  The Administrator in its sole discretion will determine whether and to whom Performance Awards will be made, the performance goals applicable under each Award, the period or periods during which performance is to be measured, and all other limitations and conditions applicable to Performance Awards.  The Administrator, in its discretion, may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan.

VCA Inc. 2015 Equity Incentive Plan

(ii) Performance Goals.

(1) Performance goals will be based on a pre-established objective formula or standards that specifies the manner of determining the number of Shares under the Performance Award that will be granted or will vest if the performance goal is attained; provided, however, that no Performance Award will be granted with a vesting provision that permits any portion of the Performance Award to vest prior to 12 months from the Date of Grant.  The Administrator will determine the performance goals before the time that 25% of the service period has elapsed, but not later than 90 days after the commencement of the service period to which the performance goal relates.

(2) Performance goals may be based on one or more of the following business criteria, or any increase or decrease of one or more of the following, over a specified period:

(A) revenue, including acquired revenue from acquisitions;

(B) sales, including sales (net or gross) and growth in sales measured by product line, territory, facility (e.g., hospital or laboratory), customer or customers, or other category, maintenance or increase in market share;

(C) earnings, including net income, earnings before all or any of interest expense, taxes, depreciation and amortization (“EBIT,” “EBITA,” or “EBITDA”) or Adjusted EBITDA, net earnings; earnings per share, earnings from continuing operations;

(D) profits, including profits before or after certain adjustments or expenses, maintenance or improvement of profit margins, profitability of an identifiable business unit, product or facility (e.g., hospital or laboratory);

(E) operating income, including operating income per share, pre-tax or after-tax income, net cash provided by operating activities, funds from operations, funds from operations per share;

(F) cash flow, including cash available for distribution, cash available for distribution per share, improvement in cash-flow (before or after tax), free cash flow;

(G) working capital and components thereof, improvements in capital structure;

(H) credit rating, independent industry ratings or assessments;

(I) stock price, return on stockholders’ equity or average stockholders’ equity, return on assets, return on capital, return on invested capital, changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); enterprise value or economic value added; share price performance; net worth; return on investment before or after the cost of capital; total stockholders’ return;

VCA Inc. 2015 Equity Incentive Plan

(J) costs, improvements in the Company’s attainment of expense levels, expense management, capital expenditures, levels of expense, cost or liability by category, operating unit, facility (e.g., hospital or laboratory) or any other delineation;

(K) implementation or completion of critical projects; or

(L) strategic plan development and implementation, closing of corporate transactions.

(3) A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, facilities (e.g., hospital or laboratory), partnerships or joint ventures.  More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other.  The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period.  The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies on a per share basis, against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, on a pre-tax or after-tax basis, in tandem with any other performance goal, or otherwise as the Administrator may determine.  The Administrator may, in connection with the establishment of performance goals for a performance period, specify one or more adjustments to any of the business criteria specified in Section 7(b)(ii)(2).

(4) Performance goals will be objective and, at any time the Company is required to be registered under Section 12 of the Exchange Act, will otherwise meet the requirements of Section 162(m) of the Code.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.  A Performance Award to a Participant who is a Covered Employee will (unless the Administrator determines otherwise) provide that if the Participant’s Continuous Service ceases before the end of the performance period for any reason, the Award will be payable only (A) if the applicable performance objectives are achieved; and (B) to the extent, if any, determined by the Administrator.  These objective performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses.  With respect to Participants who are not Covered Employees, the Administrator may establish additional objective or subjective performance goals.

(iii) Restrictions on Transfer.  Except as otherwise provided in Section 12(d)(ii) with respect to Permitted Transferees, Performance Awards and all rights with respect to the Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

VCA Inc. 2015 Equity Incentive Plan

(iv) Satisfaction of Performance Goals.  A Participant will be entitled to receive a stock certificate evidencing the acquisition of Shares under a Performance Award only on satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator), including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award.  With respect only to a Performance Award that is denominated in hypothetical Common Stock units, the stock certificate will be issued and delivered and the Participant will be entitled to the beneficial ownership rights of the Common Stock not later than (1) the date that is 2½ months after the end of the Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Administrator certifies that the Performance Award conditions have been satisfied and the Performance Award is no longer subject to a substantial risk of forfeiture, and (2) such earlier date as may be necessary to avoid application of Section 409A of the Code to the Award.

(v) Termination of Participant’s Continuous Service.  Unless otherwise provided in a Performance Award or in an employment or service agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service terminates for any reason, the Participant will forfeit the unvested portion of a Performance Award acquired in consideration of services, and any or all of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Award will be forfeited and the Participant will have no rights with respect to the Award.

(vi) Acceleration, Waiver, Etc.  The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award upon the death or Disability of a Participant or in the event of a Change in Control.  Notwithstanding the foregoing, for any Participant who is a Covered Employee, no amendment or waiver of the performance goal will be permitted and no acceleration of payment (other than in the form of Shares) will be permitted at any time that any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act unless the performance goal has been attained and the Award is discounted to reasonably reflect the time value of money attributable to the acceleration.

(vii) Certification.  Following the completion of each performance period, the Administrator will certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met.  Unless the Administrator determines otherwise, Performance Awards will not be settled until the Administrator has made the certification specified under this Section 7(b)(vii).

(c) Stock Appreciation Rights.

(i) General.  Stock Appreciation Rights may be granted either alone (“Free Standing SARs”) or, if the requirements of Section 7(c)(ii) are satisfied, in tandem with all or part of any Option granted under the Plan (“Tandem SARs”).  In the case of a Nonstatutory Stock Option, Tandem SARs may be granted either at or after the time of the grant of the Option.  In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of the grant of the Incentive Stock Option.

VCA Inc. 2015 Equity Incentive Plan

(ii) Grant Requirements.  A Stock Appreciation Right may only be granted if it does not provide for the deferral of compensation within the meaning of Section 409A of the Code.  A Stock Appreciation Right does not provide for a deferral of compensation if: (1) the Strike Price may never be less than the Fair Market Value per Share on the Date of Grant, (2) the compensation payable under the Stock Appreciation Right can never be greater than the difference between the Strike Price and the Fair Market Value per Share on the date the Stock Appreciation Right is exercised, (3) the number of Shares subject to the Stock Appreciation Right is fixed on the Date of Grant of the Stock Appreciation Right, and (4) the Stock Appreciation Right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right. No dividends or dividend equivalents will be paid on any outstanding Stock Appreciation Rights.

(iii) Restrictions on Transfer.  Except as otherwise provided in Section 12(d)(ii) with respect to Permitted Transferees, Stock Appreciation Rights may not be sold, assigned, transferred, pledged or otherwise encumbered.

(iv) Vesting.  The Stock Appreciation Right will be subject to a Restricted Period that specifies a forfeiture in accordance with a vesting schedule to be determined by the Administrator; provided, however, that no Stock Appreciation Right will be granted with a vesting provision that permits any portion of the Stock Appreciation Right to vest prior to 12 months from the Date of Grant.  The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Stock Appreciation Right upon the death or Disability of a Participant or in the event of a Change in Control.  The Administrator may not grant a Stock Appreciation Right that is, in whole or in part, vested on the Date of Grant and not subject to a Restricted Period.

(v) Termination of Participant’s Continuous Service.  Unless otherwise provided in an Award Agreement or in an employment or service agreement the terms of which have been approved by the Administrator, if a Participant’s Continuous Service terminates for any reason, the Participant will forfeit the unvested portion of a Stock Appreciation Right acquired in consideration of services and the Participant will have no rights with respect to the Award.

(vi) Exercise and Payment.  On delivery to the Administrator of a written request to exercise a Stock Appreciation Right, the holder of the Stock Appreciation Right will be entitled to receive from the Company, an amount equal to the product of (1) the excess of the Fair Market Value of one Share on the date of exercise over the Strike Price per Share specified in the Stock Appreciation Right or its related Option; multiplied by (2) the number of Shares for which the Stock Appreciation Right is exercised.  Payment with respect to the exercise of a Stock Appreciation Right will be paid on the date of exercise and may be made in the form of Shares valued at Fair Market Value on the date of exercise (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination of Shares and cash, as determined by the Administrator in its sole discretion.

(vii) Strike Price. The Administrator will determine the Strike Price of a Free Standing SAR, which will not be less than 100% of the Fair Market Value per Share on the Date

VCA Inc. 2015 Equity Incentive Plan

of Grant of the Stock Appreciation Right.  The Strike Price of a Tandem SAR granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto will be the Exercise Price of the related Option.  A Tandem SAR will be transferable only on the same terms and conditions as the related Option, and will be exercisable only to the same extent as the related Option; except that a Tandem SAR, by its terms, will be exercisable only when the Fair Market Value per Share subject to the Tandem SAR and related Option exceeds the Strike Price per Share thereof.

(viii) Reduction in the Underlying Option Shares.  On any exercise of a Tandem SAR, the number of Shares for which any related Option will be exercisable will be reduced by the number of Shares for which the Stock Appreciation Right has been exercised.  The number of Shares for which a Tandem SAR is exercisable will be reduced on any exercise of any related Option by the number of Shares for which the Option has been exercised.

(ix) Written Request.  Unless otherwise determined by the Administrator in its sole discretion, Stock Appreciation Rights will be settled in Shares.  If permitted in the Award Agreement, a Participant may request that any exercise of a Stock Appreciation Right be settled for cash, but a Participant will not have any right to demand a cash settlement.  A request for a cash settlement may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following that date.  Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise the Stock Appreciation Right for cash, the Administrator will, in its sole discretion, either consent to or disapprove, in whole or in part, the written request.  A written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise a Stock Appreciation Right for cash may provide that, if the Administrator disapproves the written request, the written request will be treated as an exercise of the Stock Appreciation Right for Shares.

(x) Disapproval by Administrator.  If the Administrator disapproves in whole or in part any request by a Participant to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise the Stock Appreciation Right for cash, the disapproval will not affect the Participant’s right to exercise the Stock Appreciation Right at a later date, to the extent that the Stock Appreciation Right will be otherwise exercisable, or to request a cash form of payment at a later date, in each case subject to the approval of the Administrator.  Additionally, the disapproval will not affect the Participant’s right to exercise any related Option.

8.            Covenants of the Company

(a) Availability of Shares.  During the terms of the Awards, the Company will keep available at all times the number of Shares required to satisfy the Awards.

(b) Securities Law Compliance.  Each Award Agreement will provide that no Shares may be purchased or sold thereunder unless and until any then applicable requirements of state, federal or applicable foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Company will use reasonable efforts to seek to

VCA Inc. 2015 Equity Incentive Plan

obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares on exercise of Awards; however, this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable under any Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company determines to be necessary for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares on exercise of any Awards unless and until that authority is obtained.

9.            Use of Proceeds from Stock.  Proceeds from the sale of Shares under Awards will constitute general funds of the Company.

10.          Adjustments for Changes in Stock

(a) Capitalization Adjustments.  If any change is made in the Common Stock without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then (i) the aggregate number or class of Shares that may be purchased under Awards granted hereunder, (ii) the aggregate number or class of Shares that may be purchased under Incentive Stock Options granted hereunder, (iii) the number or class of Shares covered by outstanding Awards, (iv) the maximum number of Shares with respect to which Options, Stock Appreciation Rights and Performance Awards may be granted to any single Employee during any calendar year, and (v) the Exercise Price of any Option and the Strike Price of any Stock Appreciation Right in effect before the change will be proportionately adjusted by the Administrator to reflect any increase or decrease in the number of issued Shares or change in the Fair Market Value per Share resulting from the transaction; provided, that any fractional Shares resulting from the adjustment aggregated until and eliminated at the time of exercise or settlement by rounding down.  The Administrator will make these adjustments in a manner that will provide an appropriate adjustment that neither increases nor decreases the value of the Award as in effect immediately before the corporate change, and its determination will be final, binding and conclusive.  The conversion of any securities of the Company that are by their terms convertible will not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then, subject to Section 10(c), all outstanding Awards will terminate immediately before the dissolution or liquidation.

(c) Change in Control – Asset Sale, Merger, Consolidation or Reverse Merger.  In the event of a Change in Control, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off or a sale, in one or a series of related transactions, of all or substantially all of the assets of the Company; a merger or consolidation in which the Company is not the Surviving Entity; or a reverse merger in which the Company is the Surviving Entity, but the Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then the Company, to the extent

VCA Inc. 2015 Equity Incentive Plan

permitted by applicable law, but otherwise in the sole discretion of the Administrator may provide for: (i) the continuation of outstanding Awards by the Company (if the Company is the Surviving Entity); (ii) the assumption of the Plan and the outstanding Awards by the Surviving Entity or its parent; (iii) the substitution by the Surviving Entity or its parent of awards with substantially the same terms (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 10(c) for the outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 10(a); (iv) the cancellation of the outstanding Awards in consideration for a payment (in the form of stock or cash) equal in value to the Fair Market Value of vested Awards, or in the case of an Option or a Stock Appreciation Right, the difference between the Fair Market Value and the Exercise Price for all Shares subject to exercise (i.e., to the extent vested) under any outstanding Option; or (v) the cancellation of the outstanding Awards without payment of any consideration.  If the Awards would be canceled without consideration for vested Options or Stock Appreciation Rights, the Participant will have the right, exercisable during the 10-day period ending on the later of the fifth day before the merger or consolidation or 10 days after the Administrator provides the Participant a notice of cancellation, to exercise the Awards in whole or in part without regard to any installment exercise provisions in the Option Agreement or the Stock Appreciation Rights Agreement.

11.          Amendment of the Plan and Awards

(a) Amendment of Plan.  The Board at any time may amend or terminate the Plan.  However, except as provided in Section 10(a) relating to adjustments on changes in Common Stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or any securities exchange listing requirements.  At the time of any amendment, the Board will determine, on advice from counsel, whether the amendment will be contingent on stockholder approval.

(b) Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board determines necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations issued thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring the Plan and Awards granted hereunder into compliance therewith.  Notwithstanding the foregoing, neither the Board nor the Company nor any Related Company will have any liability to any Participant or any other Person as to (a) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise or settlement of any Award granted hereunder; or (b) the failure of any Award to comply with Section 409A of the Code.

(d) Amendment of Awards. The Administrator at any time may amend the terms of any one or more Awards. However, subject to Section 11(e), no amendment may impair the

VCA Inc. 2015 Equity Incentive Plan

rights under any Award granted before the amendment.  Except as otherwise permitted under Section 10, unless stockholder approval is obtained:  (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash, if doing so would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted; and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

(e) No Impairment of Rights.  No amendment of the Plan or an Award may impair rights under any Award granted before the amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.  For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options or SAR, the difference between the Fair Market Value and the Exercise Price or Strike Price, is not an impairment of the Participant’s rights that requires consent of the Participant.

12.          General Provisions

(a) Acceleration of Exercisability and Vesting.  The Administrator will have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest solely upon the death or Disability of a Participant or in the event of a Change in Control, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights.  Except as provided in Section 10(a) of the Plan or as otherwise provided in an Award Agreement, no Participant will be considered the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until the Participant has satisfied all requirements for exercise, payment or delivery of the Award, as applicable, under its terms, and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is before the date of issue of a Common Stock certificate.

(c) No Employment or Other Service Rights.  Nothing in the Plan or any instrument executed or Award granted pursuant thereto will confer on any Participant any right to continue to serve the Company or a Related Company in the capacity in effect at the time the Award was granted or will affect the right of the Company or a Related Company to terminate (i) the employment of an Employee with or without notice and with or without Cause; (ii) the service of a Consultant under the terms of the Consultant’s agreement with the Company or a Related Company; or (iii) the service of a Director under the Bylaws of the Company or a Related Company, and any applicable provisions of the corporate law of the state in which the Company or the Related Company is incorporated, as the case may be.

VCA Inc. 2015 Equity Incentive Plan

(d) Transferability of Awards.

(i) Each Award will be exercisable during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative.  No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any Related Company; provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit an Award (other than an Incentive Stock Option) to be transferred by a Participant, without consideration, subject to such rules as the Administrator may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to a Permitted Transferee; on condition that the Participant first gives the Administrator advance written notice describing the terms and conditions of the proposed transfer and the Administrator notifies the Participant in writing that the transfer would comply with the requirements of the Plan.  A “Permitted Transferee” includes: (1) a transfer by gift or domestic relations order to (A) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, each including adoptive relationships) or any person sharing the Participant’s household (other than a tenant or employee), (B) a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, (C) a foundation in which these persons (or the Participant) control the management of assets, and (D) any other entity in which these persons (or the Participant) own more than 50% of the voting interests; (2) third parties designated by the Administrator in connection with a program established and approved by the Administrator under which Participants may receive a cash payment or other consideration in consideration for the transfer of Awards; and (3) such other transferees as may be permitted by the Administrator in its sole discretion.

(iii) The terms of any Award transferred in accordance with Section 12(d)(ii) will apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to a Participant will refer to the Permitted Transferee, except that (1) Permitted Transferees will not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (2) Permitted Transferees will not be entitled to exercise any transferred Option unless there is in effect a registration statement on an appropriate form covering the Shares to be acquired by the exercise of the Option if the Administrator determines, consistent with any applicable Award Agreement, that a registration statement is necessary or appropriate; (3) the Administrator or the Company will not be required to provide any notice to a Permitted Transferee, whether or not notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (4) the consequences of the termination of the Participant’s employment by, or services to, the Company or a Related Company under the terms of the Plan and the applicable Award Agreement will continue to be applied with respect to the Participant, including, without limitation, that an Option will be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

VCA Inc. 2015 Equity Incentive Plan

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares.  The foregoing requirements, and any assurances given under those requirements, will be inoperative if (x) the issuance of the Shares on the exercise or acquisition of Shares under the Award has been registered under a then currently effective registration statement under the Securities Act; or (y) as to any particular requirement, a determination is made by counsel for the Company that that requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, on advice of counsel to the Company, place legends on stock certificates issued under the Plan as that counsel considers necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

(f) Withholding Obligations.  To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any one or combination of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company):  (i) tendering a cash payment; (ii) authorizing the Company to withhold a number of Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Shares under the Award, the Fair Market Value of which does not exceed the minimum amount of tax required to be withheld by law and in which case the Award will be surrendered and cancelled with respect to the number of Shares retained by the Company; (iii) delivering to the Company previously owned and unencumbered Shares; or (iv) by execution of a recourse promissory note by a Participant.  Notwithstanding the foregoing, at any time that the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act or has a registration statement pending under the Securities Act, payment of the tax withholding with a promissory note or other transaction by a Participant that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Award.  Unless otherwise provided in the terms of an Option Agreement, payment of the tax withholding by a Participant who is an Insider by delivering previously owned and unencumbered Shares or in the form of share withholding is subject to pre-approval by the Administrator, in its sole discretion.  The Administrator will document any pre-approval in the case of a Participant who is an Officer or Director in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of Shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(g) Other Compensation Arrangements.  Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder

VCA Inc. 2015 Equity Incentive Plan

approval if stockholder approval is required; and those arrangements may be either generally applicable or applicable only in specific cases.

(h) Recapitalizations.  Each Award Agreement will contain provisions required to reflect the provisions of Section 10(a).

(i) Delivery.  Subject to Section 12(j), on exercise of a right granted under an Award under the Plan, the Company will issue Shares or pay any amounts due within a reasonable period thereafter.  Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days will be considered a reasonable period.

(j) Government and Other Regulations.

(i) The Company’s obligation to settle Awards in Shares or other consideration is subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of any Award to the contrary, the Company will be under no obligation to offer to sell or to sell, and is prohibited from offering to sell or selling, any Shares under an Award unless the Shares have been properly registered for sale under the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that the Shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of that exemption and of all applicable state securities laws have been fully complied with.  The Company will be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan.  The Administrator is authorized to provide that all certificates for Shares or other securities of the Company or any Related Company delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Administrator may consider advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system on which the Shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws.  Notwithstanding any provision in the Plan to the contrary, the Administrator reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion considers necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions, blockage or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable.  If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company will pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to the Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (2) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of

VCA Inc. 2015 Equity Incentive Plan

delivery of Shares (in the case of any other Award).  The amount payable will be delivered to the Participant as soon as practicable following the cancellation of the Award or portion thereof.

(iii) Notwithstanding any provision in this Plan or any Award Agreement to the contrary, Awards granted hereunder will be subject, to the extent applicable, (1) to the clawback policy adopted by the Company effective as of April 1, 2013, as it may be amended from time to time to comply with applicable law, and (2) to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder.  If the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Exchange Act unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to a Participant under this Plan will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission.  By accepting an Award under this Plan, the Participant consents to any such clawback.

(k) Reliance on Reports.  Each member of the Administrator and each member of the Board will be fully justified in acting or failing to act, as the case may be, and will not be liable for having so acted or failed to act in good faith, in reliance on any report made by the independent public accountant of the Company and its Related Companies or any other information furnished in connection with the Plan by any agent of the Company or the Administrator or the Board, other than himself.

(l) Other Provisions.  The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions on the exercise of the Awards, as the Administrator may consider advisable.

(m) Cancellation and Rescission of Awards for Detrimental Activity.

(i) On exercise, payment or delivery under an Award, the Administrator will require a Participant to certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity.

(ii) Unless the Award Agreement specifies otherwise, the Administrator will cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity.

(iii) If a Participant engages in Detrimental Activity after any exercise, payment or delivery under an Award, during any period for which any restrictive covenant prohibiting the activity is applicable to the Participant, that exercise, payment or delivery will be rescinded within one year thereafter.  In the event of any such rescission, the Participant will be required to pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company.  The Company will be entitled to set-off against the amount of that gain any amount owed to the Participant by the Company.

VCA Inc. 2015 Equity Incentive Plan

13.            Market Standoff.  Each Option Agreement and Award Agreement will provide that, in connection with any underwritten public offering by the Company of its equity securities, the Participant agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for the period from and after the effective date of the registration statement as may be requested by the Company or the underwriters (the “Market Standoff”).  In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Shares acquired under the Plan until the end of the applicable standoff period.  If there is any change in the number of outstanding Shares by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities that are by reason of the transaction distributed with respect to any Shares subject to the Market Standoff or into which the Shares thereby become convertible, will immediately be subject to the Market Standoff.

14.            Effective Date of Plan.  The Plan is effective as of the Effective Date, but no Option or Stock Appreciation Right may be exercised, and no stock Award may be granted, unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board.

15.            Termination or Suspension of the Plan.  The Plan will terminate automatically on the day before the 10th anniversary of the Effective Date.  No Award may be granted under the Plan after that date, but Awards theretofore granted may extend beyond that date.  The Board may suspend or terminate the Plan at any earlier date under Section 11(a) hereof.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

16.            Choice of Law.  The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of law rules.

17.            Limitation on Liability.  The Company and any Related Company that is in existence or that hereafter comes into existence will have no liability to any Participant or any other Person as to (a) the non-issuance or sale of Shares due to the Company’s inability to obtain from any regulatory body having jurisdiction the authority considered by the Company’s counsel necessary for  the lawful issuance and sale of any Shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations thereunder.

18.            Execution.  To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

VCA Inc. 2015 Equity Incentive Plan

[Signature page follows]

VCA Inc. 2015 Equity Incentive Plan

IN WITNESS WHEREOF, on authorization of the Board, the undersigned has executed the VCA Inc. 2015 Equity Incentive Plan, effective as of the Effective Date.

VCA INC.

By:         ____________________________
Robert L. Antin
Chief Executive Officer

VCA Inc. 2015 Equity Incentive Plan
Signature Page